Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Third Quarter Fiscal 2018 Results

Sales of $512.7 million increased 47 percent driven by CIS business and sales growth across all segments

RACINE, WI, January 30, 2018 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the third quarter of fiscal year 2018.

Third Quarter Highlights:

•	Net sales of $512.7 million, increased 47 percent from the prior year, including an incremental $110.2 million from the Commercial and Industrial Solutions (“CIS”) segment
•	Non-CIS sales increased 12 percent on a constant-currency basis
•	Operating income of $13.9 million and adjusted operating income of $27.0 million
•	Income tax expense of $35.2 million, including $35.7 million related to the recently enacted U.S. tax reform legislation
•	Loss per share of $0.57 and adjusted earnings per share of $0.35
•	Updates 2018 outlook and now expects adjusted earnings per share to range between $1.44 and $1.52, up from $1.30 to $1.45

“Our sales increased across all of our business segments, driven by strength in our end markets, market share gains and program launches,” said Modine President and Chief Executive Officer, Thomas A. Burke. “The significant growth in adjusted operating earnings resulted from the addition of our CIS business, along with volume-driven earnings growth in the Americas, Asia and Building HVAC, which more than offset higher raw material costs.”

Net sales for the third quarter were $512.7 million, an increase of 47 percent from the prior year.  This included a $110.2 million increase in CIS sales, which was only owned by the company for one month of the prior year quarter. On a constant-currency basis, non-CIS sales increased $38.8 million, or 12 percent, from the third quarter of the prior year. This increase was a result of sales growth across all business segments.

Gross profit increased in the third quarter to $85.4 million, compared to $59.0 million in the prior year,  including an increase of $14.2 million related to the CIS segment. Gross margin decreased 20 basis points to 16.7 percent, primarily due to sales mix.

Selling, general and administrative (“SG&A”) expenses increased $10.1 million to $60.8 million in the third quarter from the prior year, primarily due to a $9.0 million increase in the CIS segment and higher compensation-related expenses, partially offset by lower acquisition-related costs.

During the third quarter, the company recorded $9.4 million of restructuring expenses and a $1.3 million impairment charge, primarily related to the recently announced closure of a manufacturing facility in Austria within the CIS segment.

Third quarter operating income was $13.9 million compared with $6.7 million in the third quarter of the prior year. Excluding acquisition and integration costs, restructuring expenses, and certain other items, adjusted operating income was $27.0 million, up $8.6 million or 47% from the prior year.  The increase was due to strong performance in the Americas, Asia and Building HVAC segments, along with the contribution of the CIS segment.

Loss per share of $0.57 declined $0.61 from earnings per share of $0.04 in the third quarter of the prior year, primarily due to $35.7 million of charges to income tax expense related to tax reform legislation. Adjusted earnings per share of $0.35 improved $0.14 or 67% compared to the third quarter of the prior year.

Third Quarter Segment Review

•
Americas segment sales were $140.5 million, compared with $123.4 million one year ago, an increase of 13.9 percent, with growth in all major markets.  The segment reported operating income of $8.9 million, an improvement of $3.2 million from the prior year, primarily due to higher sales volume more than offsetting higher material costs.

•
Europe segment sales were $134.6 million, compared with $119.8 million one year ago, an increase of 12.3 percent. On a constant-currency basis, sales were up 3.1 percent, driven primarily by higher sales to automotive and off-highway customers. The segment reported operating income of $6.3 million, down $2.3 million from the prior year. This decrease was due to end of program pricing adjustments that benefited the third quarter of the prior year and a $1.0 million increase in restructuring expenses.

•
Asia segment sales were $42.8 million compared with $28.6 million one year ago, an increase of 49.8 percent. On a constant currency basis, sales were up 44.3 percent, driven by higher sales across all served markets in China, Korea, and India.  Operating income of $5.1 million improved $2.5 million from the prior year, primarily due to higher sales volume.

•
CIS segment sales were $144.9 million in the third quarter compared to $34.7 million in the prior year.  The increase is due to the CIS business only being owned for one month in the prior year quarter. The segment reported an operating loss of $4.6 million, including $9.5 million of restructuring and impairment charges related to the closure of a manufacturing facility in Austria.

•
Building HVAC segment sales were $56.1 million in the third quarter compared with $47.2 million one year ago, an increase of 18.8 percent.  On a constant currency basis, sales were up 16.1 percent, with increases across all served markets. Operating income of $9.2 million was up $2.5 million compared with the prior year, primarily a result of higher sales volume and lower operating expenses driven by efficiency improvements.

Balance Sheet & Liquidity

Total debt was $485.9 million as of December 31, 2017. Cash and cash equivalents at the end of the third quarter were $47.8 million. Net debt was $438.1 million as of December 31, 2017, a decrease of $38.6 million from the end of fiscal 2017. The decrease in net debt was primarily due to strong cash flow from operations during the second and third quarters.

Net cash provided by operating activities for the first nine months of fiscal 2018 was $105.6 million compared with $35.0 million one year ago. The improvement from the prior year was driven largely by higher earnings from operations and improved working capital.  Free cash flow for the first nine months of fiscal 2018 was $50.6 million, a $61.6 million improvement over the prior year.

Outlook

“For the remaining quarter, we expect continued strength in our major end markets and favorable exchange rates,” commented Burke.  “Based on this outlook and our strong year-to-date results, we are raising our sales and adjusted earnings per share guidance ranges.”

Based on current exchange rates, market outlook and business forecast, Modine updates the following guidance ranges for fiscal 2018:

•	Full fiscal year-over-year sales up 36 to 40 percent;
•	Adjusted EBITDA of $187 million to $192 million;
•	Adjusted operating income of $112 million to $117 million; and
•	Adjusted earnings per share of $1.44 to $1.52.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, January 31, 2018 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its third quarter financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after January 31, 2018. A call-in replay will be available through midnight on February 2, 2018, at 855.859.2056, (international replay 404.537.3406); Conference ID# 1787078. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on February 2, 2018.

About Modine

Modine, with fiscal 2017 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business units:  Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC).  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and September 30, 2017. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to integrate the former Luvata HTS operations into Modine, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S., and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine’s ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer, and our ability to manage troughs and take advantage of peaks; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, adjusted EBITDA, constant currency, net debt, free cash flow and financial results of our non-CIS business (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  Adjusted earnings per share excludes charges related to tax reform in the U.S., among other items.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Adjusted EBITDA

Net earnings or loss less net earnings attributable to noncontrolling interest, plus interest expense, income taxes, depreciation and amortization expenses, impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  This is a measure of overall financial performance not including non-cash depreciation, amortization and impairment charges, interest, income taxes, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Non-CIS business

Financial results reported for our non-CIS business represent our consolidated financial results less the corresponding amount for Luvata HTS, which we acquired on November 30, 2016 and have since operated as our CIS segment.  We believe this information is useful to investors, as it reflects our performance without the effects of this recent acquisition.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company’s debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2018 guidance includes adjusted EBITDA, adjusted operating income and adjusted EPS.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  These adjustments for the first nine months of fiscal 2018 are presented on page 8.  Estimates of these adjustments for the remainder of fiscal 2018 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2017	2016	2017	2016
Net sales	$512.7	$349.8	$1,536.5	$1,014.7
Cost of sales	427.3	290.8	1,276.5	845.4
Gross profit	85.4	59.0	260.0	169.3
Selling, general & administrative expenses	60.8	50.7	182.2	143.1
Restructuring expenses	9.4	1.6	11.5	6.0
Impairment charge	1.3	-	1.3	-
Gain on sale of facility	-	-	-	(1.2)
Operating income	13.9	6.7	65.0	21.4
Interest expense	(6.3)	(4.5)	(19.5)	(10.5)
Other expense - net	(0.3)	(1.0)	(2.3)	(2.8)
Earnings before income taxes	7.3	1.2	43.2	8.1
(Provision) benefit for income taxes	(35.2)	0.7	(37.4)	(1.3)
Net (loss) earnings	(27.9)	1.9	5.8	6.8
Net earnings attributable to noncontrolling interest	(0.4)	(0.2)	(1.2)	(0.6)
Net (loss) earnings attributable to Modine	$(28.3)	$1.7	$4.6	$6.2

Net (loss) earnings per share attributable to Modine shareholders - diluted:	$(0.57)	$0.04	$0.09	$0.13

Weighted-average shares outstanding - diluted:	50.0	48.5	50.6	47.7

Condensed consolidated balance sheets (unaudited)
(In millions)
	December 31, 2017	March 31, 2017
Assets
Cash and cash equivalents	$47.8	$34.2
Trade receivables	289.0	295.2
Inventories	186.8	168.5
Other current assets	60.0	55.4
Total current assets	583.6	553.3
Property, plant and equipment - net	491.3	459.0
Intangible assets - net	132.5	134.1
Goodwill	172.2	165.1
Deferred income taxes	95.6	108.4
Other noncurrent assets	27.0	29.6
Total assets	$1,502.2	$1,449.5

Liabilities and shareholders’ equity
Debt due within one year	$91.4	$105.2
Accounts payable	243.7	230.3
Other current liabilities	133.9	119.9
Total current liabilities	469.0	455.4
Long-term debt	394.5	405.7
Other noncurrent liabilities	167.1	167.2
Total liabilities	1,030.6	1,028.3
Total equity	471.6	421.2
Total liabilities & equity	$1,502.2	$1,449.5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Nine months ended December 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$5.8	$6.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	56.8	39.9
Impairment charge	1.3	-
Gain on sale of facility	-	(1.2)
Deferred income taxes	10.1	(9.1)
Other - net	14.2	7.6
Net changes in operating assets and liabilities:	17.4	(9.0)
Net cash provided by operating activities	105.6	35.0

Cash flows from investing activities:
Expenditures for property, plant and equipment	(55.0)	(46.0)
Acquisition of Luvata HTS - net of cash acquired	-	(363.9)
Proceeds from dispositions of assets	0.1	4.3
Other - net	(0.9)	0.4
Net cash used for investing activities	(55.8)	(405.2)

Cash flows from financing activities:
Net (decrease) increase in debt	(41.0)	362.2
Financing fees paid	-	(8.5)
Other - net	1.8	(0.3)
Net cash (used for) provided by financing activities	(39.2)	353.4

Effect of exchange rate changes on cash	3.0	(2.1)

Net increase (decrease) in cash and cash equivalents	13.6	(18.9)

Cash and cash equivalents - beginning of period	34.2	68.9

Cash and cash equivalents - end of period	$47.8	$50.0

Segment operating results (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2017	2016	2017	2016
Net sales:
Americas	$140.5	$123.4	$430.7	$389.4
Europe	134.6	119.8	405.4	389.7
Asia	42.8	28.6	117.7	78.2
Commercial and Industrial Solutions	144.9	34.7	451.6	34.7
Building HVAC	56.1	47.2	147.9	132.8
Segment total	518.9	353.7	1,553.3	1,024.8
Corporate and eliminations	(6.2)	(3.9)	(16.8)	(10.1)
Net sales	$512.7	$349.8	$1,536.5	$1,014.7

Operating income:
Americas	$8.9	$5.7	$28.8	$14.2
Europe	6.3	8.6	22.8	30.9
Asia	5.1	2.6	12.6	4.9
Commercial and Industrial Solutions	(4.6)	(0.3)	14.3	(0.3)
Building HVAC	9.2	6.7	18.6	10.4
Segment total	24.9	23.3	97.1	60.1
Corporate and eliminations	(11.0)	(16.6)	(32.1)	(38.7)
Operating income (a)	$13.9	$6.7	$65.0	$21.4

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2017	2016	2017	2016
Operating income	$13.9	$6.7	$65.0	$21.4
Acquisition and integration costs (a)	1.0	10.1	3.7	14.5
Strategy consulting fees (b)	1.2	-	2.8	-
Restructuring expenses - Americas (c)	0.1	1.4	1.6	5.2
Restructuring expenses (income) - Europe (c)	1.1	0.1	1.7	(0.2)
Restructuring expenses - Commercial and Industrial Solutions (c)	8.2	-	8.2	-
Restructuring expenses - other (c)	-	0.1	-	1.0
Impairment charge (d)	1.3	-	1.3	-
Environmental and legal charges (e)	0.2	-	1.1	1.6
Gain on sale of facility (f)	-	-	-	(1.2)
Adjusted operating income	$27.0	$18.4	$85.4	$42.3

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.57)	$0.04	$0.09	$0.13
Acquisition and integration costs (a)	0.02	0.15	0.05	0.21
Strategy consulting fees (b)	0.02	-	0.04	-
Restructuring expenses (c)	0.15	0.02	0.18	0.08
Impairment charge (d)	0.03	-	0.03	-
Environmental and legal charges (e)	-	-	0.01	0.04
Gain on sale of facility (f)	-	-	-	(0.03)
U.S. tax reform charges (g)	0.70	-	0.70	-
Adjusted earnings per share	$0.35	$0.21	$1.10	$0.43

Net (loss) earnings	$(27.9)	$1.9	$5.8	$6.8
Net earnings attributable to noncontrolling interest	(0.4)	(0.2)	(1.2)	(0.6)
Interest expense	6.3	4.5	19.5	10.5
Provision (benefit) for income taxes	35.2	(0.7)	37.4	1.3
Depreciation and amortization expense (h)	19.0	14.5	56.8	39.9
Acquisition and integration costs (a)	1.0	10.1	3.7	14.5
Strategy consulting fees (b)	1.2	-	2.8	-
Restructuring expenses (c) (h)	9.4	1.3	11.5	5.2
Impairment charge (d)	1.3	-	1.3	-
Environmental and legal charges (e)	0.2	-	1.1	1.6
Gain on sale of facility (f)	-	-	-	(1.2)
Adjusted EBITDA	$45.3	$31.4	$138.7	$78.0

(a)
On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions and has since operated the business as its Commercial and Industrial Solutions segment (“CIS”).  Acquisition and integration costs in fiscal 2018, recorded as SG&A expenses at Corporate, primarily consisted of incremental costs directly associated with integration activities, including legal and accounting professional services and severance expenses.  Acquisition and integration costs in fiscal 2017 primarily consisted of transaction advisory and due diligence costs, incremental costs directly associated with integration activities, and a $2.9 million impact of an inventory purchase accounting adjustment.  The tax benefit related to acquisition and integration costs for the nine months ended December 31, 2017 and 2016 was $1.2 million and $4.4 million, respectively.

(b)	During fiscal 2018, the Company recorded $2.8 million of third party strategy advisory fees as SG&A expenses at Corporate, related to both the recently-acquired CIS and base businesses.
(c)
Fiscal 2018 restructuring amounts primarily relate to employee severance expenses, largely resulting from the closure of a manufacturing facility in Austria within the CIS segment, and equipment transfer and plant consolidation costs.  Fiscal 2017 restructuring amounts primarily related to equipment transfer and plant consolidation costs and severance expenses within the Americas segment.  For the nine months ended December 31, 2016, restructuring expenses within the Building HVAC segment totaled $0.7 million.

(d)	During the third quarter of fiscal 2018, the Company recorded a $1.3 million impairment charge within the CIS segment related to the closure of a manufacturing facility in Austria.
(e)
During fiscal 2018, the Company recorded environmental charges and related legal costs totaling $1.1 million associated with a previously-owned manufacturing facility in the Americas segment.  During fiscal 2017, the Company increased a legal reserve in Brazil (Americas segment) by $1.6 million, which has since been settled.

(f)	During the second quarter of fiscal 2017, the Company sold a facility within its Europe segment for cash proceeds of $4.3 million, and as a result, recorded a gain of $1.2 million.
(g)
As a result of the enactment of tax reform legislation in the U.S. in December 2017, the Company wrote down U.S. deferred tax assets by $20.7 million due to the reduction in the U.S. federal tax rate from 35 percent to 21 percent.  In addition, the Company recorded a $15.0 million income tax liability for foreign earnings that have not been previously taxed in the U.S.

(h)	Fiscal 2017 restructuring expenses included accelerated depreciation totaling of $0.8 million, which is included within depreciation expense for this schedule and the cash flow statement.

Modine Manufacturing Company
Net debt (unaudited)
(In millions)

	December 31, 2017	March 31, 2017
Debt due within one year	$91.4	$105.2
Long-term debt	394.5	405.7
Total debt	485.9	510.9

Less: cash and cash equivalents	47.8	34.2
Net debt	$438.1	$476.7

Free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$34.5	$21.4	$105.6	$35.0
Expenditures for property, plant and equipment	(18.2)	(14.0)	(55.0)	(46.0)
Free cash flow	$16.3	$7.4	$50.6	$(11.0)

Net sales - constant currency (unaudited)
(In millions)

	Three months ended December 31,
	2017			2016
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Americas	$140.5	$(0.2)	$140.3	$123.4
Europe	134.6	(11.1)	123.5	119.8
Asia	42.8	(1.5)	41.3	28.6
Commercial and Industrial Solutions	144.9	(2.0)	142.9	34.7
Building HVAC	56.1	(1.3)	54.8	47.2
Segment total	518.9	(16.1)	502.8	353.7
Corporate and eliminations	(6.2)	0.2	(6.0)	(3.9)
Net sales	$512.7	$(15.9)	$496.8	$349.8

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com